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                                                                       EXHIBIT 5
                            FACSIMILE (513) 579-6957

                                  May 28, 1998



Direct Dial:  (513) 579-6517
E-Mail:  PMuething@KMKlaw.com


American Annuity Group, Inc                          AAG Holding Company, Inc.
250 East Fifth Street                                250 East Fifth Street
Cincinnati, Ohio  45202                              Cincinnati, Ohio  45202

Gentlemen:

         We have acted as counsel to American Annuity Group, Inc. ("AAG") and AAG Holding Company, Inc. (the "Company"), in connection with the Registration Statement on Form S-3 (Registration No. 333-41071) filed with the Securities and Exchange Commission on November 26, 1997 and the Prospectus Supplement dated May 27, 1998 (hereafter referred to as the "Registration Statement") relating to the public offering of an aggregate principal amount of One Hundred Million Dollars ($100,000,000) of 6-7/8% Senior Notes due 2008 (the "Securities").

         In reaching the conclusions expressed herein, we have examined and relied upon the original or copies, certified to our satisfaction, of (i) the Articles of Incorporation and the Code of Regulations of the Company; (ii) the Certificate of Incorporation, as amended, and By-Laws of AAG; (iii) copies of resolutions of the Board of Directors of the Company and AAG, or committees thereof, authorizing the issuance of the Securities and related matters; (iv) the Registration Statement and all exhibits thereto; and (v) such other documents and instruments as we have deemed necessary for the expression of opinion herein contained. In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies. As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, upon representations or certificates of officers or directors of the Company and AAG and upon documents, records and instruments furnished to us by the Company and AAG, without independent check or verification of their accuracy.

         Based on the foregoing, we are of the opinion that when, and if, issued, delivered and paid for, the Securities will be duly authorized, validly issued and binding obligations of the Company


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American Annuity Group, Inc.
AAG Holding Company, Inc.
Page 2
May 28, 1998

and the guaranty of the Securities by AAG will be a duly authorized, validly issued and binding obligation of AAG.

         We hereby consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission promulgated thereunder.

                                             Yours truly,

                                             KEATING, MUETHING & KLEKAMP, P.L.L.




                                             By:/s/ Paul V. Muething
                                                --------------------------------
                                                Paul V. Muething

cc:      Mr. Mark F. Muething